Exhibit 10.11
Board Approved
November 21, 2025

KEY EMPLOYEE
SEVERANCE POLICY
1.Purpose of Policy. The Federal Home Loan Bank of Indianapolis recognizes the valuable services that Covered Employees (as defined below) will provide and desires to be assured that the Covered Employees will continue their active participation in the business of the Bank. The Covered Employees desire assurance that, in the event of any consolidation, change in control or reorganization of the Bank, they will continue to have the responsibility and status each has earned, either with the Bank or with a successor to the Bank.
2.Definitions.
“Bank” shall mean the Federal Home Loan Bank of Indianapolis and any other entity within the definition of “Bank” in Section 7(a).
“Cause” shall mean (a) the continued failure of the Covered Employee to perform his duties with the Bank (other than any such failure resulting from Disability), after a demand for performance, pursuant to a resolution of the Bank’s Board of Directors, is delivered to the Covered Employee by the Chair of the Board of Directors of the Bank, which specifically identifies the manner in which the Covered Employee has not performed his duties, (b) the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); or (c) the removal of the Covered Employee by the Bank at the direction of the Federal Housing Finance Agency, or by the Federal Housing Finance Agency, or by or at the direction of any successor to the Federal Housing Finance Agency, pursuant to 12 U.S.C. §§ 4615, 4616, 4617 or 4636a, or any statutory provisions subsequently enacted that grant removal authority to such agency, or any rules or regulations issued thereunder.
“Compensated Termination” shall have the meaning set forth in Section 3(a).
“Covered Employees” shall mean the President-Chief Executive Officer and each of the Bank’s Executive Vice Presidents and Senior Vice Presidents, including without limitation the Bank’s Chief Internal Audit Officer and Chief Risk and Compliance Officer, and such other employees as designated from time to time by the Human Resources/Compensation Committee of the Board of Directors. Covered Employees shall be allocated into three (3) groups, Level 1 Participants, Level 2 Participants, and Level 3 Participants, each as described below.
“Disability” shall mean, as a result of the Covered Employee’s incapacity due to physical or mental illness, the Covered Employee shall have been absent from his duties with the Bank for an aggregate of twelve (12) out of fifteen (15) consecutive months and, within thirty (30) days after a Notice of Termination is thereafter given by the Bank to the Covered Employee, the Covered Employee shall not have returned to the full-time performance of the Covered Employee’s duties.

“Good Reason” shall mean any of the following:
(a)    during the period (i) beginning with the earliest to occur of the following three dates, as applicable: (A) six (6) months prior to the execution of a definitive agreement regarding a Reorganization of the Bank or (B) if a Reorganization has been mandated by federal statute, rule, regulation or directive, six (6) months prior to the effective date of such Reorganization or (C) six (6) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and (ii) ending twenty-four (24) months after the effective date of such Reorganization,
(i)    a material change in the Covered Employee’s status, position, job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Covered Employee’s status and position as in effect as of the date hereof (“Position”), or
(ii)    the assignment to the Covered Employee of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position, or
(iii)    any removal of the Covered Employee from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Covered Employee’s employment for Cause or Disability, or as a result of the Covered Employee’s death;
(b)    within twenty-four (24) months after the effective date of a Reorganization of the Bank, (i) a reduction by the Bank in the Covered Employee’s base salary as in effect immediately prior to such Reorganization, or (ii) the Bank’s (or its successor’s) failure to increase (within twelve (12) months of the Covered Employee’s last increase in base salary) the Covered Employee’s base salary after a Reorganization of the Bank in an amount which is not less than fifty percent (50%) of the average percentage increase in base salary for all officers of the Bank effected in the preceding twelve (12) months;
(c)    within twenty-four (24) months after the effective date of a Reorganization of the Bank, (i) any failure by the Bank to continue in effect any plan or arrangement, including, without limitation, benefit and incentive plans, in which the Covered Employee is participating immediately prior to such Reorganization (hereinafter referred to as “Plans”), unless such Plans have been replaced with similar benefits that are not materially less than the Covered Employee’s benefits under such Plans, or (ii) the taking of any action by the Bank which would adversely affect the Covered Employee’s participation in or materially reduce the Covered Employee’s benefits under any such Plan or in or under fringe benefits enjoyed by the Covered Employee immediately prior to the time of such Reorganization of the Bank;
(d)    any material breach by the Bank of any provisions of this Policy or any other agreement with the Covered Employee; or
(e)    any failure by the Bank or its successors and assigns to obtain the assumption of this Policy by any successor or assign of the Bank.
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“Level 1 Participant” shall mean the President-Chief Executive Officer and each of the Bank’s Executive Vice Presidents.
“Level 2 Participant” shall mean each of the Bank’s Senior Vice Presidents.
“Level 3 Participant” shall mean each of the Bank’s Associate Directors or above, other than an Executive Vice President or a Senior Vice President, whom the Human Resources/Compensation Committee designates to be a Level 3 Participant from time to time.
“Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Policy upon which the Bank or the Covered Employee, as the case may be, has relied for such termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Covered Employee’s employment under the provision so indicated.
“Payment Determination Date” shall have the meaning set forth in Section 3(b).
“Reorganization” of the Bank shall mean the occurrence at any time of any of the following events:
(a)    The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;
(b)    The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity;
(c)    More than fifty percent (50%) of the total market value or total voting power of all ownership interests in the Bank is acquired, within any twelve (12) month period, by one person or entity or by more than one person or entity acting as a group; or
(d)    The liquidation or dissolution of the Bank.
Provided that the term “Reorganization” shall not include any Reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Federal Housing Finance Agency (or successor agency) has determined should not be a basis for making payment under this Policy, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).
“Retirement” shall mean the planned and voluntary termination by the Covered Employee of his or her employment on or after reaching the earliest retirement age permitted by the Bank’s qualified retirement plans.
3.Compensated Termination.

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(a)    Compensated Termination. If the Covered Employee incurs a Compensated Termination while the Covered Employee is employed by the Bank or within twenty-four (24) months after the effective date of a Reorganization of the Bank (whether the Covered Employee is then employed by the Bank or a successor to the Bank as a result of such Reorganization), the Covered Employee shall be entitled to the benefits provided in Section 5. For purposes of this Policy, a “Compensated Termination” means termination of the Covered Employee’s employment under either of the following circumstances:
(i)    By the Covered Employee for Good Reason; or
(ii)    By the Bank, or by its successor in a Reorganization, without Cause at any time during the period (1) beginning with the earliest to occur of the following three dates, as applicable (A) six (6) months prior to the execution of a definitive agreement regarding a Reorganization, or (B) if a Reorganization has been mandated by federal statute, rule, regulation or directive, six (6) months prior to the effective date of such Reorganization, or (C) six (6) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and (2) ending twenty-four (24) months after the effective date of such Reorganization.
(b)    Payment Determination Date. “Payment Determination Date,” for purposes of determining when a payment resulting from a Compensated Termination must be made pursuant to Section 4(a), shall mean the effective date of the termination of the Covered Employee’s employment with the Bank if such termination is a “Compensated Termination.”
(c)    Non-Compensated Termination. For the avoidance of doubt, none of the following events shall result in any payment to the Covered Employee for a Compensated Termination under Section 5(a):
(i)    The termination of employment by the Covered Employee without Good Reason;
(ii)    The termination of the Covered Employee’s employment for Cause by the Bank or its successor in a Reorganization;
(iii)    The termination of the Covered Employee’s employment Without Cause by the Bank or its successor in a Reorganization, (1) prior to the date which is the earliest to occur of the following three dates, as applicable: (A) six (6) months prior to the execution of a definitive agreement regarding a Reorganization of the Bank or (B) if a Reorganization has been mandated by federal statute, rule, regulation or directive, six (6) months prior to the effective date of such Reorganization or (C) six (6) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, or (2) more than twenty-four (24) months after the effective date of a Reorganization;
(iv)    The termination of the Covered Employee’s employment by the Bank or its successor in a Reorganization for Disability;
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(v)    The death of the Covered Employee; or
(vi)    The Retirement of the Covered Employee, if the Covered Employee has delivered written notice to the Bank, before the commencement of the time period described in Section 3(c)(iii), of his or her intention to retire.
4.Termination of Employment.
(a)    Termination by the Bank. The Bank may terminate the employment of the Covered Employee as follows:
(i)    For Cause upon the adoption of a resolution by the affirmative vote of not less than a majority of the entire membership of the Bank’s Board of Directors at a meeting of the Board (after reasonable notice to the Covered Employee and an opportunity for the Covered Employee, together with counsel, to be heard by the Board), finding that in the good faith opinion of the Board the Covered Employee was guilty of conduct set forth in the definition of “Cause” in Section 2 and specifying the particulars thereof in detail. A vote of the Board is not required if the Covered Employee is removed for cause by the Bank at the direction of the Federal Housing Finance Agency, or by the Federal Housing Finance Agency, or by or at the direction of any successor to the Federal Housing Finance Agency, pursuant to 12 U.S.C. §§ 4615, 4616, 4617 or 4636a, or any statutory provisions subsequently enacted that grant removal authority to such agency, or any rules or regulations issued thereunder.;
(ii)    Without Cause;
(iii)    Upon the Disability of the Covered Employee; and
(iv)    Upon the death of the Covered Employee.
(b)    Termination by Covered Employee. The Covered Employee may terminate his or her employment with the Bank as follows:
(i)    For Good Reason;
(ii)    Without Good Reason; or
(iii)    Upon the Covered Employee’s Retirement, in which case the Covered Employee shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Covered Employee is a party.
(c)    Preservation of Compensated Termination. The provisions of Sections 4(a) and 4(b) are included in this Policy for clarification of the rights of termination of the employment relationship between the Bank and the Covered Employee, but such provisions shall not prejudice the Covered Employee’s right to receive payments or benefits required to be provided to the Covered Employee if any such termination is a “Compensated Termination.”
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(d)    Notice of Termination.
(i)    Any termination by the Bank for Disability or Cause shall be communicated by a Notice of Termination; provided, however, that the failure by the Bank to give notice in such circumstances shall not constitute a Compensated Termination.
(ii)    Any termination of employment by the Covered Employee for Good Reason will be a Compensated Termination only if the Covered Employee gives Notice of Termination to the Bank therefore within ninety (90) days of the event or occurrence which constitutes “Good Reason,” provided, further, that, if the Covered Employee gives such Notice of Termination to the Bank in a timely manner, the Covered Employee shall not be deemed to have waived any of his or her rights hereunder in the event he or she remains in the employment of the Bank while he or she and the Bank engage in good faith discussions to resolve any event or occurrence which constitutes “Good Reason.” The Bank has a thirty (30) day period following receipt of notice during which it may remedy the condition and not be required to pay the amount.
(iii)    Any termination by the Bank without Cause or by the Covered Employee without Good Reason shall be communicated to the other party in accordance with the general notice provisions of this Policy.
5.Payment for Compensated Termination.
(a)    In the event of a Compensated Termination, the Bank shall pay or provide the Covered Employee with an amount equal to the following:
(i)    With respect to Level 1 Participants, two (2) times the average of the three (3) preceding calendar years’ gross base salary (inclusive of amounts deferred under a qualified or nonqualified plan sponsored by the Bank) and gross bonuses (inclusive of any amounts deferred under a qualified or nonqualified plan sponsored by the Bank) paid to the Covered Employee during such years (provided that for any calendar year in which the Covered Employee received base salary for less than the entire calendar year, the gross amount shall be annualized as if such amount had been payable for the entire calendar year).
(ii)    With respect to Level 2 Participants, one and one-half (1.5) times the average of the three (3) preceding calendar years’ gross base salary (inclusive of amounts deferred under a qualified or nonqualified plan sponsored by the Bank) and gross bonuses (inclusive of any amounts deferred under a qualified or nonqualified plan sponsored by the Bank) paid to the Covered Employee during such years (provided that for any calendar year in which the Covered Employee received base salary for less than the entire calendar year, the gross amount shall be annualized as if such amount had been payable for the entire calendar year).
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(iii)    With respect to Level 3 Participants, one (1) times the average of the three (3) preceding calendar years’ gross base salary (inclusive of amounts deferred under a qualified or nonqualified plan sponsored by the Bank) and gross bonuses (inclusive of any amounts deferred under a qualified or nonqualified plan sponsored by the Bank) paid to the Covered Employee during such years (provided that for any calendar year in which the Covered Employee received base salary for less than the entire calendar year, the gross amount shall be annualized as if such amount had been payable for the entire calendar year).
The Bank shall distribute such amount in a lump sum in cash within twenty (20) days of the Payment Determination Date.

(b)    Notwithstanding Section 5(a), if the Bank is not in compliance with any applicable regulatory capital or regulatory leverage requirement or if the payment would cause the Bank to fall below applicable regulatory requirements, such payment shall be deferred until such time as the Bank achieves compliance with its regulatory requirement.
(c)    To the extent the Covered Employee is eligible, he or she shall continue after a Compensated Termination to be covered by the Bank’s medical and dental insurance plans in effect immediately prior to the Compensated Termination, subject to the Covered Employee’s payment of the employee’s portion of the cost of such coverage. This continuing medical and dental insurance shall continue for Level 1 Participants for twenty-four (24) months, for Level 2 Participants for eighteen (18) months, and for Level 3 Participants for twelve (12) months. In the event the Covered Employee is ineligible under the terms of such plans to continue to be so covered or such plans shall have been modified, the Bank shall provide through other sources coverage which is substantially equivalent to the coverage provided immediately prior to the Compensated Termination, subject to the Covered Employee’s payment of a comparable portion of the cost of such coverage as under the Bank’s medical and dental insurance plans. If during this time period the Covered Employee should enter into employment providing for comparable medical and dental insurance coverage, his or her participation in the medical and dental plans provided by the Bank shall cease.
(d)    The Bank will provide outplacement services for the Covered Employee after a Compensated Termination, at the Bank’s cost.
(e)    The Covered Employee shall be responsible for the payment of all federal, state and local income taxes which may be due with respect to any payments made to the Covered Employee pursuant to this Policy.
(f)    If the severance and other benefits provided for in this Agreement or otherwise payable to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then
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such severance and other benefits shall be collectively subject to an overall maximum limit. The payment limit shall be one dollar ($1) less than the aggregate amount which would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code. Unless the Bank and the Covered Employee otherwise agree in writing, any determination required under this provision shall be made in writing by the Bank’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Covered Employee and the Bank for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Bank and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Bank shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Accordingly, to the extent that such severance and other benefits would be considered a “parachute payment,” or are “deferred compensation” within the meaning of Section 409A of the Code, the severance and other benefits will be reduced pro rata until the remaining severance and other benefits shall be reduced or eliminated in the following order until the remaining severance and other benefits payable hereunder are collectively within the maximum described in this Subsection:
(i)    first, any cash payments to the Covered Employee;
(ii)    second, any change of control termination payments to the Covered Employee not described herein; and
(iii)    third, any forgiveness of indebtedness of the Covered Employee to the Bank.
Each Covered Employee expressly and irrevocably waives any and all rights to receive any severance and other payments which exceed the maximum limit described in this Subsection.
6.No Obligation to Seek Further Employment; No Effect on Other Contractual Rights.
(a)    The Covered Employee shall not be required to seek other employment, nor shall any payment made under this Policy be reduced by any compensation received from other employment.
(b)    The provisions of this Policy, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Covered Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Plan, except to the extent set forth in Section 6(c).
(c)    The following rules clarify the interaction of this Policy with the Bank’s Severance Pay Plan (“SPP”).
(i)    If a Covered Employee becomes eligible to receive benefits under this Policy (e.g., if the Covered Employee experiences a Compensated Termination), the Covered Employee shall be entitled to receive
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benefits under this Policy and not under the SPP, regardless of whether the Covered Employee would otherwise be eligible for benefits under the SPP.
(ii)    If a Covered Employee becomes eligible for benefits under the SPP, but does not become eligible to receive benefits under this Policy, the Covered Employee shall be entitled to receive benefits under the SPP.
(iii)    Notwithstanding subsection 6(c)(ii), if (A) a Covered Employee receives benefits under the SPP, and (B) the Covered Employee subsequently becomes eligible to receive benefits under this Policy, then the Covered Employee shall be entitled to receive the benefits contemplated by this Policy, but the total benefits received by the Covered Employee on account of both the SPP and this Policy may not exceed those contemplated by this Policy alone. Therefore, if the Covered Employee is entitled to receive any benefits under this Policy, such benefits shall be automatically reduced by the amount of benefits the Covered Employee received pursuant to the SPP.

7.Successor to the Bank.
(a)    This Policy is binding upon the successors and assigns of the Bank. The Bank and its successors and assigns will require any successor or assign (whether direct or indirect, in a Reorganization, by operation of law, or otherwise) to all or substantially all of the business and/or assets of the Bank, to enter into a written agreement in form and substance satisfactory to the Covered Employee. In the written agreement, the successor and its assigns will expressly, absolutely and unconditionally assume and agree to perform this Policy in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. In such event, the Bank agrees that it shall pay or shall cause such employer to pay any amounts owed to the Covered Employee pursuant to Section 5.
As used in this Policy, “Bank” shall mean the Bank as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Policy by operation of law. If at any time during the term of this Policy the Covered Employee is employed by any corporation a majority of the voting securities of which is then owned by the Bank, the term “Bank” shall include such employer. Whether or not another entity becomes the successor or assign of the Bank under this Policy, the maximum amount which the Covered Employee may receive from all sources under this Policy in a Compensated Termination shall be the amounts set forth in Section 5.
(b)    This Policy shall inure to the benefit of and be enforceable by the Covered Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, and legatees. If the Covered Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the beneficiary designated by notice in writing
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executed by the Covered Employee and filed with the Bank, or failing such designation, to the Covered Employee’s estate.
8.Late Payment of Benefits. Any payment made later than the time provided for in Section 5(a) for whatever reason, including, without limitation, the reasons set forth in Section 5(b), shall include interest at the Bank’s cost of funds plus five percent (5%), which shall begin to accrue on the tenth (10th) day following the Covered Employee’s Payment Determination Date.
9.Employment Rights. This Policy shall not confer upon the Covered Employee any right to continue in the employ of the Bank and shall not in any way affect the right of the Bank to dismiss or otherwise terminate the Covered Employee’s employment at any time and for any reason with or without cause. This Policy is not intended (a) to be an employment agreement or (b) to define all aspects of the employment relationship between the Bank and the Covered Employee including, but not limited to applicable employment or benefit policies of the Bank. To the extent there is any conflict between the terms hereof and the terms of any employment or benefit policies of the Bank, the terms of this Policy shall control. Any payments or benefits to which the Covered Employee may be entitled under Section 5 will not constitute wages for work performed by the Covered Employee.
10.Tax Withholding. The Bank will withhold from any amounts payable to Covered Employee under this Policy to satisfy all applicable federal, state, local or other withholding taxes. All amounts payable under Section 5(a) are considered “wages” to be reported on Form W-2. The normal withholding rules for wages apply. The Bank will also withhold any excise taxes owed under Code Section 4999.
11.Notice. For purposes of this Policy, notices and all other communications provided for in the Policy shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by a nationally-recognized overnight courier service, or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
If to the Bank:
Federal Home Loan Bank of Indianapolis
8250 Woodfield Crossing Boulevard
Indianapolis, Indiana 46240
Attention: Chairman of the Board of Directors
With a copy to the President
If to the Covered Employee:
At the address on file with the Bank’s Human Resources department or such other address as either party may have furnished to the other in writing in accordance herewith. Any notice shall be effective upon receipt.

12.Legal Fees and Expenses. The Bank shall pay all reasonable legal fees and expenses which the Covered Employee may incur as a result of the Bank’s contesting the validity or enforceability of this Policy or the calculation of amounts payable hereunder so long as the Covered Employee is wholly or partially successful on the merits or the parties agree to a settlement of the dispute.

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13.Term. This Policy is effective upon its approval by the Board of Directors. The Human Resources/Compensation Committee will review this Policy, recommend any changes, and recommend Board approval at least once per calendar year. If the Human Resources/Compensation Committee does not act to approve, amend, or terminate this Policy in a calendar year, this Policy shall automatically renew for an additional 3-year period.
14.Arbitration.
(a)    Disputes regarding this Policy are subject to the Federal Home Loan Bank of Indianapolis Agreement to Arbitrate by and between the Bank and the Covered Employee (“Arbitration Agreement”). No cancellation, replacement or modification to the arbitration procedures under the Arbitration Agreement shall be effective unless agreed to in writing by both the Bank and the Covered Employee. In the event of any conflict between the provisions of this Policy and the Arbitration Agreement, the provisions of this Policy shall control.
(b)    If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, the parties shall promptly proceed to arbitration as provided in Section 14(a). Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Covered Employee his or her base salary and provide such other compensation and benefits, all as in effect immediately prior to the Notice of Termination. If it is determined that the Covered Employee is not entitled to any compensation under Section 5, the Covered Employee shall return all cash amounts to the Bank promptly following the date of resolution by arbitration, with interest thereon commencing as of the date of the resolution of the dispute by arbitration at the prime rate of interest as published by the Wall Street Journal from time to time. Any cash amounts paid to the Covered Employee pending the resolution of the dispute by arbitration shall offset any amounts determined to be due to the Covered Employee under Section 5.
15.Miscellaneous.
(a)    No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Policy to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(b)    Entire Policy. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Policy.
(c)    Governing Law. This Policy shall be governed by and construed in accordance with the laws of the State of Indiana (excluding conflicts of laws principles), except to the extent such law is preempted by the laws of the United States.
(d)    Headings. Section or paragraph headings contained herein are for convenience of reference only and are not to be considered a part of this Policy.
(e)    Validity. The invalidity or unenforceability of any provisions of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect.
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(f)    Rescission of Prior Agreements. This Policy shall rescind and be in full replacement of any prior “Key Employee Severance Agreement” entered into between the Covered Employee and the Bank.
(g)    Administration. This Policy shall be administered by the Chief Human Resources Officer. Interpretations and decisions by the Bank’s Chief Human Resources Officer regarding the application of this Policy, made in the Bank’s sole discretion, shall be final, provided the interpretations and decisions are consistent with the Bank’s authority under applicable federal and state law.
(h)    No Discrimination. This Policy will be applied on a non-discriminatory basis without regard to race, color, religion, national origin, sex, age, sexual orientation, handicap, gender identity, genetic information, veteran’s status, parental status, pregnancy status, citizenship status, or mental or physical disability, and without regard to whether the employee has made charges, testified, assisted or participated in enforcement proceedings based on an otherwise unlawful employment practice, in accordance with federal law.

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